Press Release

FOR IMMEDIATE RELEASE:	Contact:
Mark Castaneda, CFO
(336) 719-4379
PIKE ELECTRIC EXPANDS REVOLVING CREDIT FACILITY
AND REDUCES BORROWING COSTS
MOUNT AIRY, N.C., December 12, 2005—Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced that it has increased and amended its existing credit facility.
The revolver portion of the Company’s credit facility was increased from $70.0 million to $90.0 million, while the term loan portions remained at $286.1 million. After giving effect to the increase, the Company’s borrowing availability under the revolving portion of the credit facility is now $50.9 million (after giving effect to $25.1 million of outstanding standby letters of credit). The increase in the revolving portion of the credit facility was provided by two new banks to the existing bank group – Bank of America, N.A. (NYSE: BAC) and First Tennessee Bank, N.A. (NYSE: FHN), each committing $10 million.
The amendment includes an immediate 50 basis point reduction in borrowing costs on both the revolver and term portions of the credit facility, provides for an increased level of lease expense and allows the Company to make cash dividends to shareholders upon achieving certain defined leverage ratios.
“The amended credit facility expands our borrowing capacity, reduces our cost of capital and provides increased flexibility, which will facilitate the execution of our growth plans,” said J. Eric Pike, Pike Electric’s chairman and chief executive officer. “On an annualized basis, the reduced borrowing costs are expected to add $0.03 per diluted share to earnings.”
About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is quoted on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the company’s website at www.pike.com
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Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates. The terms “plan,” “expect,” “will,” and similar words or expressions are intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The risks and uncertainties described in the Risk Factors section of its Annual Report on Form 10-K for the fiscal year ending June 30, 2005 and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.